Consent of Independent Auditors

To the Board of Directors
Of AVVAA World Health Products, Inc.

We consent to the use of our report dated August 7, 2002 on the financial statements of AVVAA World Health Products, Inc. (formerly Sierra Gigante Resources Inc.) as of May 31, 2002 that are included in the Form 10-KSB, which is included, by reference in the Company’s Form S-8.

Dated this 27th day of November, 2002.

MANNING ELLIOTT
Chartered Accountants

/s/   Manning Elliott